Exhibit 4.4

AMENDMENT NO. 2 TO THE

TD 401(K) RETIREMENT PLAN

2020 Amendment and Restatement

WHEREAS TD Bank US Holding Company (the “Company”) maintains the TD 401(k) Retirement Plan (the “Plan”), which was last amended and restated generally effective January 1, 2020, and thereafter amended on one occasion; and

WHEREAS by Section 13.01, the Bank (as defined in the Plan) from time to time may amend the Plan; and

WHEREAS the right to make amendments or modifications to the Plan that are not material has been delegated to certain senior officers of TD Bank Group pursuant to the retirement governance rules and procedures applicable to the Plan; and

WHEREAS this amendment is considered to be non-material under said retirement governance rules and procedures.

NOW, THEREFORE, BE IT RESOLVED THAT:

1. The terms used in this Amendment shall have the meanings set forth in the Plan unless the context indicates otherwise.

2. Effective January 1, 2021, the last paragraph of Paragraph (b) of Section 1.71 (as redesignated by Amendment No. 1) is amended in its entirety to read as follows:

All Years of Service with the Company and any Affiliate shall be recognized for vesting purposes under the Plan; provided if a Participant has five or more consecutive one-year Breaks in Service, (I) his or her Years of Vesting Service credited after such break shall not be taken into account for purposes of determining the nonforfeitable percentage of his or her Aggregate Account attributable to Company Contributions that accrued before such break, (II) his or her Years of Vesting Service credited before such break shall not be included in the computation of his or her years of age plus vesting service for purposes of receiving allocations of Core Contributions, and (III) his or her Years of Vesting Service credited before such break shall not be taken into account for purposes of determining the nonforfeitable percentage of his or her Aggregate Account attributable to Company Contributions that accrue after such break if he or she was not credited with three or more Years of Vesting Service prior to such break.

3. Effective July 1, 2021, Section 1.71 (as redesignated by Amendment No. 1) is amended by redesignating Paragraph (g) as Paragraph (h) and adding a new subsection (g) to read as follows:

(g) With respect to an individual who was an employee of Headlands Tech Organization, LLC immediately prior to the acquisition of Headlands Tech Global Markets, LLC by the Company, and who became an Eligible Employee on July 1, 2021 as a result of the acquisition, his or her service with Headlands Tech Organization, LLC and any member of a controlled group of corporations (as defined in Section 414(b) of the Code), a group of trades or businesses (whether or not incorporated) which are under common control (as defined in Section 414(c) of the Code), or an affiliated service group (as defined in Section 414(m) of the Code) that included Headlands Tech Organization, LLC immediately prior to the acquisition, shall be credited for the following purposes under the Plan: participation, vesting (including for purposes of calculating allocations of Core Contributions), and entitlement to an allocation of Core Contributions for the Plan Year ending December 31, 2021; provided no Year of Service shall be counted more than once under this Section.

4. Effective January 1, 2021, Paragraph (e) of Section 8.03 is amended in its entirety to read as follows:

(e) Each loan shall be made for such term and, subject to the foregoing, upon such terms and conditions as the Plan Administrator shall determine; provided that substantially level amortization, with payments not less frequently than quarterly, shall be required over the term of any loan (except with respect to any period, not to exceed one year, that the Participant is on a leave of absence as provided in the written administrative procedures established pursuant to Paragraph (j) of this Section); and further provided that the term shall not exceed five (5) years unless the loan is used to acquire a principal residence for the Participant, in which case the term shall not exceed fifteen (15) years.

5. Effective January 1, 2021, Paragraph (b) of Section 10.05 is amended in its entirety to read as follows:

(b) Notwithstanding Paragraph (a) to the contrary, if a Participant’s Vested Interest does not exceed one thousand dollars ($1,000) as of any administrative processing date following the date he or she is no longer employed by any Participating Employer or Affiliate, his or her Vested Interest shall be distributed in a single lump sum as soon as administratively feasible thereafter; provided the Participant’s Vested Interest does not exceed one thousand dollars ($1,000) as of the date distribution is to be made. If the value of the Participant’s vested interest in his or her Company Contribution accounts upon terminating employment is zero dollars ($0), such Participant shall be deemed to have received an immediate distribution of such interest. For purposes of this paragraph (b), “administrative processing date” means the quarterly (or other) Valuation Date established by the Trustee.

6. Effective for distributions required to be made after December 31, 2019, Paragraphs (d) and (e) of Section 10.05 are amended in their entirety to read as follows:

(d) Notwithstanding any other provision of the Plan to the contrary, distribution of a Participant’s Vested Interest shall be made or commence not later than his or her required beginning date. If distribution of a Participant’s Vested Interest is not made in the form of a single lump sum on or before his or her required beginning date, the Participant’s Vested Interest shall be distributed, commencing not later than his or her required beginning date, in accordance with the regulations under Section 401(a)(9), over the Participant’s life or over the lives of the Participant and his or her Beneficiary (or over a period not extending beyond the life expectancy of the Participant or the life expectancy of the Participant and his or her Beneficiary). For purposes of this Paragraph, “required beginning date” means:

(i) For a Participant who attains age seventy and one half (70 1⁄2) before January 1, 1999, April 1 of the calendar year following the calendar year in which the Participant attains age seventy and one half (70 1⁄2).

(ii) For a Participant who attains age seventy and one half (70 1⁄2) after December 31, 1998 and before January 1, 2020, April 1 of the calendar year following the later of (A) the calendar year in which the Participant attains age seventy and one half (70 1⁄2), or (B) the calendar year in which the Participant retires; provided clause (B) shall not apply in the case of a Participant who is a five percent (5%) owner (within the meaning of Section 416(i) of the Code) with respect to the Plan Year ending in the calendar year in which the Participant attains age seventy and one half (70 1⁄2).

(iii) For a Participant who attains age seventy and one half (70 1⁄2) after December 31, 2019, April 1 of the calendar year following the later of (A) the calendar year in which the Participant attains age seventy-two (72), or (B) the calendar year in which the Participant retires; provided clause (B) shall not apply in the case of a Participant who is a five percent (5%) owner (within the meaning of Section 416(i) of the Code) with respect to the Plan Year ending in the calendar year in which the Participant attains age seventy-two (72).

(e) Notwithstanding any other provision of the Plan to the contrary, distributions shall be made in accordance with the regulations under Section 401(a)(9) of the Code.

7. Effective January 1, 2021, the first two sentences of Paragraph (a) of Section 10.06 are amended in their entirety to read as follows:

Subject to Paragraphs (b) and (c) below, the death benefits payable under Section 10.04 shall be paid to the Participant’s Beneficiary within a reasonable time after the Participant’s death as a single lump sum payment in cash. Notwithstanding the preceding sentence, a Beneficiary may elect to receive distribution in Stock of all or a portion of the Vested Interest in the Participant’s Aggregate Account, to the extent such Account is invested in Stock on the Annuity Starting Date.

8. Effective January 1, 2021, Paragraph (b) of Section 10.06 is deleted in its entirety, Paragraph (c) of Section 10.06 is redesignated accordingly as Paragraph (b), and a new Paragraph (c) is added to the end of Section 10.06 to read as follows:

(c) Notwithstanding the foregoing provisions of this Section to the contrary, if a Participant’s Vested Interest does not exceed one thousand dollars ($1,000) as of any administrative processing date following the Participant’s date of death, his or her Vested Interest shall be distributed to the Beneficiary in a single lump sum as soon as administratively feasible thereafter; provided the Participant’s Vested Interest does not exceed one thousand dollars ($1,000) as of the date distribution is to be made. For purposes of this Paragraph (c), “administrative processing date” means the quarterly (or other) Valuation Date established by the Trustee.

9. Effective for distributions with respect to Participants who die after December 31, 2019, Paragraph (b) through clause (ii), as redesignated herein, of Section 10.06 is amended in its entirety to read as follows:

(b) Notwithstanding the foregoing provisions of this Section to the contrary, distributions upon the death of a Participant shall be made in accordance with the following requirements and shall otherwise comply with Section 401(a)(9) and the regulations thereunder, which are hereby incorporated by reference into this Plan:

(i) If the Participant dies after distribution of his or her Vested Interest has begun in accordance with Sections 10.05(d) and (e) and the Participant dies before his or her entire interest has been distributed to him or her, the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution being used under Section 10.05(d) as of his or her date of death, except as otherwise provided in Section 10.7(d)(i).

(ii) Subject to clause (iii) below, if a Participant dies before distribution of his or her Vested Interest has begun, then the death benefits payable hereunder shall be distributed to such Participant’s Beneficiary by the end of the calendar year in which the fifth (5th) anniversary of the Participant’s date of death occurs.

10. Effective for distributions required to be made after December 31, 2019, clause (iii) of Paragraph (b), as redesignated herein, of Section 10.06 is amended in its entirety to read as follows:

(iii) If a Participant dies before distribution of his or her Vested Interest has begun and the Participant’s spouse (determined as of the Participant’s date of death) is the Beneficiary, then the death benefits payable hereunder shall be distributed to the Participant’s surviving spouse over a period not extending beyond the life expectancy of the spouse and distribution must commence on or before the later of the end of the calendar year immediately following the calendar year in which the Participant died or the end of the calendar year in which the Participant would have attained age 72 (age 70 1⁄2 with respect to a Participant who attained age seventy and one half (70 1⁄2) before January 1, 2020). If the surviving spouse dies before distribution to such spouse has begun, then the five-year distribution requirement of clause (ii) shall apply as if the spouse was the Participant.

11. Effective for distributions required to be made after December 31, 2019, with respect to Participants who attain age 70 1⁄2 after such date, clause (ii)(A) of Paragraph (b) of Section 10.07 is amended by replacing “age 70 1⁄2” with “age 72.”

12. Effective for distributions with respect to Participants who die after December 31, 2019, clause (ii)(B) of Paragraph (b) of Section 10.07 is amended in its entirety to read as follows:

(B) If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, then with respect to any non-spouse designated beneficiary, distribution will be made by December 31 of the calendar year containing the fifth (5th) anniversary of the Participant’s death, and distributions to the spousal designated beneficiary will begin by the date determined in clause (ii)(A) of this Paragraph (b).

13. Effective for distribution calendar years beginning on or after January 1, 2022, clause (i)(A) of Paragraph (c) of Section 10.07 is amended by replacing “section 1.401(a)(9)-9 of the Treasury regulations” with “section 1.401(a)(9)-9(c) of the Treasury regulations.”

14. Effective for distribution calendar years beginning on or after January 1, 2022, clause (i)(B) of Paragraph (c) of Section 10.07 is amended by replacing “section 1.401(a)(9)-9 of the Treasury regulations” with “section 1.401(a)(9)-9(d) of the Treasury regulations.”

15. Effective for distributions with respect to Participants who die after December 31, 2019, Paragraph (d) of Section 10.07 is amended in its entirety to read as follows:

(d) Required Minimum Distributions After Participant’s Death.

(i) Death On or After Date Distributions Begin.

(A) Participant Survived by Spousal Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a spousal designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death to the surviving spouse is the quotient obtained by dividing the Participant’s account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s spousal designated beneficiary, determined as follows:

(1) The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2) If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(3) If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated using the surviving spouse’s age in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(B) Participant Survived by Non-Spouse Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a non-spouse designated beneficiary, distribution to such non-spouse designated beneficiary will be made by December 31 of the calendar year containing the fifth (5th) anniversary of the Participant’s death.

(C) No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii) Death Before Date Distributions Begin.

(A) Participant Survived by Spousal Designated Beneficiary. If the Participant dies before the date distributions begin and the Participant’s surviving spouse is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death to the surviving spouse is the quotient obtained by dividing the Participant’s account balance by the remaining life expectancy of the Participant’s surviving spouse, determined as provided in Paragraph (d)(i).

(B) Participant Survived by Non-Spouse Designated Beneficiary. If a Participant dies before the date distributions begin and there is a non-spouse designated beneficiary, distribution to the non-spouse designated beneficiary will be made by December 31 of the calendar year containing the fifth (5th) anniversary of the Participant’s date of death.

(C) No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(D) Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under clause (b)(ii)(A), this Paragraph (d)(ii) will apply as if the surviving spouse were the Participant.

16. Effective for distribution calendar years beginning on or after January 1, 2022, Paragraph (d) of Section 10.07 is amended by adding the following clause (iii) to the end thereof:

(iii) Transition Rule if Participant Dies before January 1, 2022. If a Participant dies before January 1, 2022, with respect to a life expectancy described in §1.401(a)(9)-9(f)(2)(i) of the Treasury regulations, such life expectancy shall be reset as provided in §1.401(a)(9)-9(f)(2)(ii) of the Treasury regulations, except as provided under Code Section 401(a)(9)(H).

17. Effective for distribution calendar years beginning on or after January 1, 2022, clause (iii) of Paragraph (e) of Section 10.07 is amended by replacing “section 1.401(a)(9)-9 of the Treasury regulations” with “section 1.401(a)(9)-9(b) of the Treasury regulations.”

18. Effective for Qualified Domestic Relations Orders submitted to the Plan on or after January 1, 2022, Section 10.10 is amended in its entirety to read as follows:

10.10 Payment Under Qualified Domestic Relations Order. All rights and benefits provided to a Participant under this Plan shall be subject to the rights of any alternate payee under a Qualified Domestic Relations Order. If authorized by a Qualified Domestic Relations Order, an alternate payee may elect to receive an immediate distribution of all or a portion of the Participant’s Vested Interest even if the affected Participant has not reached his or her earliest retirement age. For purposes of this Section, “alternate payee” and “earliest retirement age” shall have the meaning set forth in Section 414(p) of the Code.

If all or a portion of a Participant’s Vested Interest is immediately distributable to an alternate payee pursuant to a Qualified Domestic Relations Order, the Plan Administrator or its designated representative shall distribute the amount payable to such alternate payee in a lump sum as soon as practicable after determining that such order is a Qualified Domestic Relations Order. If the amount to be distributed under this Section exceeds One Thousand Dollars ($1,000.00), no distribution shall be made without the consent of the alternate payee. Such consent shall be made by such written, telephonic, or electronic means as may be prescribed by the Plan Administrator or its designated representative.

If all or a portion of a Participant’s Vested Interest is payable to an alternate payee pursuant to a Qualified Domestic Relations Order, but is not immediately distributable under such order, the Plan Administrator or its designated representative shall direct the Trustee to establish a separate account in the Plan on behalf of the alternate payee as soon as practicable after determining that such order is a Qualified Domestic Relations Order. Notwithstanding any other provision of this Plan, the Plan Administrator or its designated representative shall direct the Trustee to distribute the amount payable from such account to such alternate payee in a single lump sum at such time as is provided by the terms of such order. Distribution of a separate account pursuant to this Section may be made prior to Participant’s “earliest retirement age” as defined in Section 414(p) of the Code.

19. In accordance with action duly taken by the Bank in 2015 to merge the TD Securities USA 401(k) Plan with and into the Plan effective December 31, 2015, whereby participating employers in the TD Securities USA 401(k) Plan, including Epoch Partners, Inc., became Participating Employers in the Plan effective January 1, 2016, the last sentence of Section 14.01 is deleted, effective January 1, 2016.

Being a duly authorized officer in accordance with the retirement governance rules and procedures adopted by TD Bank Group, I hereby approve this amendment to the TD Bank 401(k) Retirement Plan.

/s/ Eric Paris	DATED this 15th day of December, 2021
Eric Paris
SVP, Head of Total Rewards
TD Bank U.S. Holding Company

/s/ Susy Michor	DATED this 15th day of December, 2021
Susy Michor
VP, Global Head of Retirement and Benefit Plans
TD Bank Group